Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to the Registration Statement on Form F-1 of our report dated February 22, 2019 relating to the consolidated financial statements and financial statement schedule of UP Fintech Holding Limited, its subsidiaries, its consolidated variable interest entities (the “VIEs”) and the VIEs’ subsidiaries as of December 31, 2017 and 2018 and for the three years ended December 31, 2018 appearing in such Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Beijing, the People’s Republic of China

March 11, 2019